Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “THE JOINT CORP.”, FILED IN THIS OFFICE ON THE TENTH DAY OF MARCH, A.D. 2010, AT 12:21 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
4798070 8100 100265045 you may verify this certificate online at corp.delaware.gov/authver.shtml	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 7862027 DATE: 03-10-10

CERTIFICATE OF INCORPORATION OF THE JOINT CORP.

The Joint Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ARTICLE I

The name of the corporation is The Joint Corp. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the state of Delaware is 1209 Orange Street, in the City of Wilmington, State of Delaware, Country of New Castle. The name of its registered agent at such address is Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0,001 par value, and Preferred Stock, $0,001 par value. The total number of shares that the Corporation is authorized to issue is 200,000 shares. The number of shares of Common Stock authorized is 150,000. The number of shares of Preferred Stock authorized is 50,000.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, If any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or Involuntary liquidation, dissolution or winding up of the Corporation;

State of Delaware
Secretary of State
Division or Corporations
Delivered 12:21 PM 03/10/2010
FIELD 12:21 PM 03/10/2010
SRV 100265045 – 4798070 FILE

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, If any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or sales of Preferred Stock; and

(l) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Certificate of Incorporation.

ARTICLE V

The Corporation reserves the right to amend, alter, change, or repeal my provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

1.	Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter he amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director

2.	Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3.	Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

1.	Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by

2.	Election of Directors. Elections of directors need not be by written ballot unless die Bylaws of the Corporation shall so provide.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article VII, Article VIII or this Article X of this Certificate of Incorporation.

ARTICLE XI

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

The name and mailing address of the Incorporator are as follows:

Craig P. Colmar

Johnson and Colmar

2201 Waukegan Road, Suite 260

Bannockburn, Illinois 60015

In witness whereof, the Corporation has caused this Certificate to be signed by Craig P. Colmar, Its incorporator, this 10 day of March, 2010.

/s/ Craig P. Colmar
Craig P. Colmar, Sole Incorporator

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “THE JOINT CORP.”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF MARCH, A. D. 2010, AT 6:10 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
4798070 8100 100324464 you may verify this certificate online at corp.delaware.gov/authver.shtml	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 7896603 DATE: 03-26-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:10 PM 03/26/2010
FILED 06:10 PM 03/26/2010
SRV 100324464 - 4798070 FILE

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

of

THE JOINT CORP.

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

The Joint Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on March 26, 2010 pursuant to authority of the Board of Directors as required by Section 151(g) of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors” or the “Board”) in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Series A Preferred Stock:

I. Designation and Amount

The designation of this series, which consists of 50,000 shares of Preferred Stock, is Series A Preferred Stock (the “Series A Preferred Stock”) and the stated value shall be Forty Dollars ($40.00) per share (subject to adjustment for stock splits, stock dividends, combinations, reclassifications or other similar events) (the “Stated Value”).

II. Rank

The Series A Preferred Stock shall rank (i) senior to the Corporation’s common stock, par value $.001 per share (the “Common Stock”); (ii) senior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article VIII hereof) specifically ranking, by its terms, junior to the Series A Preferred Stock (collectively, with the Common Stock, “Junior Securities”); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article VIII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (all of the foregoing in this clause (iii) being referred to as “Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article Vlll hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (“Senior Securities”), in each case as to distribution of assets upon a Liquidation Event (as defined below).

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III. Liquidation Preference

A.          Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of any other shares of capital stock of the Corporation (other than Senior Securities), an amount per share equal to the Liquidation Preference If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Article III.A, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

B.          Definitions. For purposes hereof:

(a)          The term “Liquidation Event” shall mean any of the following: (i) the liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; (iii) the effectuation by the Corporation or its stockholders of a transaction or series of related transactions in which the beneficial owners of voting capital stock of the Corporation immediately prior to such transaction or transactions hold less than 50% of the Corporation’s issued and outstanding voting capital stock in the Corporation after giving effect to such transaction or transactions, (iv) the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor or (v) a Qualified Public Offering; provided, however, that a Qualified Public Offering shall not be a Deemed Liquidation Event unless holder of at least 75% of the issued and outstanding Series A Preferred Stock elect by written notice to the Corporation that the Qualified Public Offering be treated as a Deemed Liquidation Event at least 5 days prior to the Qualified Public Offering.

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(b)          The term a “Deemed Liquidation Event” shall mean any of the Liquidation Events set forth in Article II.B(a)(ii) - (v).

(c)          The term “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(d)          The term “Liquidation Preference” with respect to a share of the Series A Preferred Stock shall mean an amount equal to the Stated Value thereof, plus any dividends declared but unpaid thereon.

C.	Effecting a Deemed Liquidation Event.

(a)          The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Article II.

(b)          In the event of a Deemed Liquidation Event in respect of which the Corporation does not effect a liquidation, dissolution or winding up of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Preferred Stock, no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Preferred Stock and (iii) if the holders of at least seventy-five (75%) of the then outstanding shares of Series A Preferred Stock, so request in a written instrument delivered to the Corporation not later than one hundred (100) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (if applicable), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 100th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Liquidation Preference. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series a Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in the Article II.C(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event (if applicable), except to discharge expenses reasonably incurred in connection with such Deemed Liquidation Event.

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(c)          In addition to any other rights granted to the holders of Series A Preferred Stock, in the event that the Available Funds arc not sufficient to redeem all outstanding shares of Series A Preferred Stock in accordance with Article III.C(b), then until the Liquidation Preference is paid in full with respect to all shares of outstanding Series A Preferred Stock, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least 75% of the then outstanding shares of Series A Preferred Stock: (i) pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation; (ii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security; (iii) sell, transfer or otherwise dispose of any material asset of die Corporation or any subsidiary; (iv) make any capital expenditure in excess of one hundred thousand dollars ($100,000) in any fiscal year; (v) enter into any agreement with any key employee, officer or director of the Corporation that provides for (A) compensation in excess of one hundred thousand dollars ($100,000) in any calendar year or (B) the issuance of any equity securities of the Corporation; (vi) enter into any agreement with a third party that provides for the payment by the Corporation of more titan fifty thousand dollars ($50,000) in the aggregate; (vii) enter into any material agreements with affiliates, employees or directors; or (viii) the incur indebtedness in excess of $50,000.

D.          Notice. The Corporation shall provide twenty days’ notice (or such lesser time as is practicable under the circumstances if the Corporation cannot provide twenty days’ notice, but in no event less than ten days notice) of the prospective occurrence of a Liquidation Event so that the holders of shares of Series A Preferred Stock may exercise the conversion rights as provided herein. The occurrence of a Liquidation Event shall not preclude the holders of Series A Preferred Stock from exercising their conversion rights as provided herein.

IV. Conversion at the Option of the Holder

A.          Each holder of shares of Series A Preferred Stock may, at its option at any time and from time to time after the date of issuance of such Series A Preferred Stock, upon surrender of the certificates therefor, convert any or all of its shares of Series A Preferred Stock into Common Stock as follows (an ‘‘Optional Conversion”). Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (a) the Stated Value thereof, by (b) the then effective Conversion Price (as defined below).

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B.          The “Conversion Price” shall be Forty Dollars ($40.00), subject to adjustments from time to time pursuant to the provisions of Article IV.C below.

C.          The Conversion Price shall be subject to adjustment from time to time as follows:

(a)          Adjustment to Conversion Price Due to Stock Split, Stock Dividend. Etc. If at any time when the Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately adjusted.

(b)          Adjustment Due to Reorganization. Subject to the provisions of Article III, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered elsewhere by this Article IV), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one (1) share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Article IV with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Article IV (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(c)          Other Securities Offerings. In the event that (1) at any time following the original date of issuance of the Series A Preferred Stock, the Corporation sells or issues any Common Stock or securities or options convertible into, exercisable for, or exchangeable for, Common Stock, other than shares or options issued pursuant to any employee stock option plan adopted by the Corporation or pursuant to a Qualified Initial Public Offering (as defined below), and (2) the effective sales price of the Common Stock with respect to such transaction (including the effective or maximum conversion, exercise or exchange price) (“Other Price”) is less than the Stated Value of the Series A Preferred Stock, the Corporation shall issue and allot to the holders of Series A Preferred Stock, at no additional cost, such number of additional shares of Series A Preferred Stock as is necessary so that the average weighted cost per share of Common Stock issuable upon conversion of the Series A Preferred Stock shall equal the Other Price. For purposes of determining the average weighted cost per share, the calculation shall include any additional shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock due to any adjustment in the Conversion Price thereof pursuant to Article IV.C(c)(I) or IV.C(c(2) above.

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For purposes hereof, a “Qualified Public Offering” shell mean the initial public offering of the Company’s capital stock resulting in listing of such capital stock on any of the New York Stock Exchange, the American Stock Exchange, NASDAQ or any other recognized national or international stock exchange.

D.          In order to convert Series A Preferred Stock into full shares of Common Stock, a holder of Series A Preferred Stock shall: (i) submit a written notice of conversion to the Corporation; and (it) surrender the original certificates representing the Series A Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, to the office of the Corporation.

(a)          Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificates), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

(b)          Delivery of Common Stock Upon Conversion. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within two (2) business days after such surrender (or, in the ease of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above), deliver to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series A Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series A Preferred Stock not converted, if any,

(c)          Conversion Date. The “Conversion Date” shall be the date specified in the Notice of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series A Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series A Preferred Stock shall survive to the extent the corporation fails to deliver such securities.

E.          A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series A Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise.

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V. Voting Rights

A.          The holders of the Series A Preferred Stock shall have the right to vote on all matters to which the holders of Common Stock are entitled to vote as provided by the General Corporation Law of the State of Delaware (“DGCL”). Each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders), which notice must be provided pursuant to the Corporation’s bylaws and the DGCL in order for the proposed stockholder action to be valid.

B.          To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

VI. Dividends

In the event the Coloration declares, pays or sets aside any dividends with respect to the shares of any other class or series of capital stock of the Corporation, whether payable in cash or other property, the holders of Series A Preferred Stock shall be entitled to receive (a) in the case of a dividend on any class or series that is convertible into Common Stock, an allocable share of such dividend as if all shares of Series A Preferred Stock had been converted into Common Stock of the Corporation on the record date for the declaration of such dividend or (b) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Stated Value (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Article VI shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.

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VII. Preemptive Rights

In the event the Corporation issues additional equity securities of any class or series, each holder of Series A Preferred Stock shall have the right to maintain; his or her proportionate beneficial ownership interest by purchasing, on the same terms and conditions on which the additional equity securities are to be issued, a percentage of the newly issued securities equal to the percentage determined by dividing the number of shares Common Stock held by such holder of Series A Preferred Stock, determined as if all shares of Series A Preferred Stock had been converted into Common Stock, by the total number of shares of Common Stock outstanding prior to the issuance of the additional equity securities, determined as if all .shares of Series A Preferred Stock had been converted into Common Stock (“Pro-Rata Shared”). In addition, should any bolder of Series A Preferred Stock choose not to purchase all of its Pro-Rata Shares, the remaining holders of Series A Preferred Stock shall have the right to purchase the remaining Pro-Rata Shares. The Corporation shall provide the holders of Series A Preferred Stock reasonable prior notice and reasonable time and opportunity to exercise their preemptive rights set forth in this Article VII.

VIII. Protective Provisions

So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least 75% of the then outstanding shares of Series A Preferred Stock;

(a)           alter or change the rights, preferences or privileges of the Series A Preferred Stock or any Senior Securities so as to affect adversely the Series A Preferred Stock;

(b)	create any new class or series of capital stock;

(c)	increase the authorized number of shares of Series A preferred Stock or issue any additional shares of Series A Preferred Stock;

(d)	issue any additional shares of stock of any class at a price, or any securities or options convertible into, exercisable for, or exchangeable for, any shares of capital stock of the Corporation, the effective sales price of which is less than the Stated Value of the Series A Preferred Stock;

(e)	redeem or purchase any issued and outstanding shares of capital stock of the Corporation except in exercise of the Corporation’s repurchase options as set forth in certain Founders’ Restricted Stock Purchase Agreements by and between the Corporation and certain holders of Common Stock and that were in effect prior to the date hereof; or

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(f)	reclassify, alter or amend any existing security of the Corporation.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 26 day of March, 2010.

THE JOINT CORP.

By:	/s/ Craig P. Colmar
Craig P. Colmar
Secretary

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State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 01/09/2013
FILED 10:30 AM 01/09/2013
SRV 130029970 - 4798070 FILE

Certificate of Amendment

of

Certificate of Incorporation

The Joint Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That, at a meeting of the Board of Directors of said corporation, resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED that the Certificate of Incorporation of the Company be amended by changing the Article thereof numbered “IV” so that, as amended, the first paragraph of said Article shall be and read as follows:

The Corporation is authorized to issue two classes of shares of stock to be designated respectively, Common Stock, $0,001 par value, and Preferred Stock, $0,001 par value. The total number of shares that the Corporation is authorized to issue is 4,050,000 shares. The number of shares of Common Stock authorized is 4,000, 000. The number of shares of Preferred Stock authorized is 50,000.

The remaining paragraphs of Article IV shall remain in effect as originally stated in the Certificate of Incorporation.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given their written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and said written consent was filed with said corporation.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of January, 2013.

By:	/s/ Craig P. Colmar
Craig P. Colmar, Secretary

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “THE JOINT CORP.”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF DECEMBER, A.D. 2013, AT 11:57 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
4798070 8100 131472475 you may verify this certificate online at corp.delaware.gov/authver.shtml	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 1013756 DATE: 12-26-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:03 PM 12/24/2013
FILED 11:57 AM 12/24/2013
SRV 131472475 - 4798070 FILE

State of Delaware

Certificate of Amendment

of

Certificate of Incorporation

The Joint Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That in lieu of a meeting of the Board of Directors of said corporation and in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, the directors have given their written consent to a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof, and said written consent was filed with said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED that the Certificate of Incorporation of the Company be amended by changing the Article thereof numbered “IV” so that, as amended, the first paragraph of said Article shall be and read as follows:

The Corporation is authorized to issue two classes of shares of stock to be designated respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 4,300,000 shares. The number of shares of Common Stock authorized is 4,250,000. The number of shares of Preferred Stock authorized is 50,000.

The remaining paragraphs of Article IV shall remain in effect as originally stated in the Certificate of Incorporation.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given their written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and said written consent was filed with said corporation.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23rd day of December, 2013.

The Joint Corp.

By:	/s/ Craig P. Colmar
Craig P. Colmar, Secretary